EXHIBIT 10.3

VTV THERAPEUTICS INC.

INDUCEMENT AWARD

NONQUALIFIED
OPTION AWARD AGREEMENT

THIS INDUCEMENT AWARD NONQUALIFIED OPTION AWARD AGREEMENT (the “Agreement”), is entered into as of October 19, 2021 (the “Date of Grant”), by and between vTv Therapeutics Inc., a Delaware corporation (the “Company”), and Deepa Prasad (the “Participant”).

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to grant the Option provided for herein to the Participant subject to the terms set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.          Grant of Option.

(a)           Inducement Award Grant. The Company hereby grants to the Participant an Option (the “Option”) to purchase 2,498,635 shares of Class A Common Stock (such shares, the “Option Shares”), on the terms and conditions set forth in this Agreement The Option is granted as an employment inducement award pursuant to Listing Rule 5635(c) of the corporate governance rules of the NASDAQ Stock Market. Accordingly, the Option is being granted outside of the Company’s existing equity compensation plans. However, the Option will be governed in all respects as if issued under the Company’s 2015 Omnibus Equity Incentive Plan , as amended from time to time (the “Plan”), as in effect on the date of its adoption by the Board and as may be amended thereafter from time to time. Accordingly, the terms of the Plan are hereby incorporated by reference. The Option is not intended to be, and shall not be treated as, an incentive stock option, as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended. The Options shall vest in accordance with Section 2. The Exercise Price shall be $1.47 per Option Share.

(b)           Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

2.          Vesting.

(a)           Except as may otherwise be provided herein subject to the Participant’s continued employment or service with the Company or an Affiliate, the Options shall become vested and exercisable on the third anniversary of the Date of Grant (the “Vesting Date”)

(b)           Notwithstanding the preceding Section 2(a), all or portion of the Options may accelerate and vest prior to the Vesting Date, subject to the achievement of the performance measures as set forth on Exhibit A, attached hereto.

3.          Termination of Employment or Service.

(a)           Except as otherwise provided herein if the Participant’s employment or service with the Company and its Affiliates terminates for any reason other than as set forth in Section 3(b) hereof, the unvested portion of the Option shall be cancelled immediately, and the Participant shall immediately forfeit any rights to the Option Shares subject to such unvested portion.

(b)           Notwithstanding Section 3(a), if the Participant’s employment with the Company and its Affiliates is terminated by the Company or its Affiliates without Cause (other than for death or disability) or by the Participant for Good Reason (collectively a “Qualifying Termination”), then the Participant shall vest in the Pro Rata Amount of Options (less any portion of the Options which previously vested. “Pro Rata Amount” shall means the number of Options multiplied by a fraction (which shall not be greater than one (1) with (i) the numerator equal to the number of days the Participant is employed by the Company or an Affiliate commencing on the Grant Date through the date of termination and (ii) the denominator equal to 1096. Cause and Good Reason shall have the meaning set forth in the Participant’s employment agreement with vTv Therapeutics LLC dated October 19, 2021.

(c)           In the event of a Qualifying Termination on or within 12 months following a Change in Control, then all Options held by such Participant that are outstanding shall become immediately exercisable with respect to 100% of the shares subject to such Options.

4.          Expiration.

(a)           In no event shall all or any portion of the Option be exercisable after the tenth annual anniversary of the Date of Grant (such ten-year period, the “Option Period”); provided, that, if the Option Period would expire at a time when trading in the shares of Class A Common Stock is prohibited by the Company’s securities trading policy (or Company-imposed “blackout period”), the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition (but not to the extent any such extension would otherwise violate Section 409A of the Code).

(b)           If, prior to the end of the Option Period, the Participant’s employment or services with the Company and all Affiliates is terminated by the Company without Cause or by the Participant for any reason, the Option shall expire on the earlier of the last day of the Option Period or the date that is 90 days after the date of such termination. In the event of a termination described in this subsection (b), the Option shall remain exercisable by the Participant until its expiration only to the extent the Option was exercisable at the time of such termination or in the case of termination after Change-in-Control.

(c)           If (x) the Participant’s employment or service is terminated prior to the end of the Option Period on account of his or her Disability, (y) the Participant dies while still in the employ of the Company or an Affiliate or (z) the Participant dies following a termination described in subsection (b) above but prior to the expiration of an Option, the Option shall expire on the earlier of the last day of the

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Option Period or the date that is one year after the date of death or termination on account of Disability of the Participant, as applicable. In such event, the Option shall remain exercisable by the Participant or his beneficiary, as applicable, until its expiration only to the extent the Option was exercisable by the Participant at the time of such event.

(d)           If the Participant ceases employment or service with the Company or any Affiliates due to a termination for Cause or a termination for any reason at a time when grounds to terminate the Participant’s employment for Cause exist, the Option (including any vested portion of the Option) shall expire immediately upon such termination.

5.          Method of Exercise and Form of Payment. No Option Shares shall be delivered pursuant to any exercise of the Option until payment in full is made to the Company of the Exercise Price and an amount equal to any U.S. federal, state, local and non-U.S. income and employment taxes required to be withheld is withheld. The Option may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third party administrator) in accordance with the terms hereof. The Exercise Price and all applicable required withholding taxes shall be payable (i) in cash, check, cash equivalent (including bank or certified check or wire transfer) and/or in shares of Class A Common Stock (or any combination of the foregoing) valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Class A Common Stock in lieu of actual delivery of such shares to the Company); provided, that, such shares of Class A Common Stock are not subject to any pledge or other security interest; or (ii) by such other method as the Committee may in its sole discretion permit, including without limitation: (A) in other property having a fair market value equal to the Exercise Price and all applicable required withholding taxes or (B) if there is a public market for the shares of Class A Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Class A Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding taxes; or (C) by means of a “net exercise” procedure effected by withholding the number of shares of Class A Common Stock otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes up to the maximum statutory withholding rate. Any fractional shares of Class A Common Stock shall be settled in cash.

6.          Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Class A Common Stock subject to this Option unless, until and to the extent that (i) this Option shall have been exercised pursuant to its terms, (ii) the Company shall have issued and delivered to the Participant the Option Shares and (iii) the Participant’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of the Company. The Company shall cause the actions described in clauses (ii) and (iii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

7.          Compliance with Legal Requirements.

(a)           Generally. The granting and exercising of the Option, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising his or her rights under this Agreement.

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(b)           Tax Withholding. Any exercise of the Option shall be subject to the Participant satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the Option or otherwise the amount of any required withholding taxes in respect of the Option, its exercise or any payment or transfer of the Option or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes. The Committee, may in its sole discretion permit the Participant to satisfy, in whole or in part, the tax obligations by withholding shares of Class A Common Stock that would otherwise be received upon exercise of the Option with a Fair Market Value equal to such withholding liability (but no more than the maximum required statutory withholding liability).

8.          Clawback. Notwithstanding anything to the contrary contained herein, the Committee may cancel the Option award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate while employed by or providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate, as determined by the Committee. In such event, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting or exercise of the Option, the sale or other transfer of the Option, or the sale of shares of Class A Common Stock acquired in respect of the Option, and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the Option for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. To the extent required by applicable law and/or the rules and regulations of NASDAQ or any other securities exchange or inter-dealer quotation system on which the Class A Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Option shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

9.          Restrictive Covenants. In the event that the Participant violates any restrictive covenants applicable to the Participant, in addition to any other remedy which may be available at law or in equity, the Option shall be forfeited effective as of the date on which such violation first occurs, unless otherwise determined by the Committee. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.

10.          Miscellaneous.

(a)           Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 15(b) of the Plan. Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

(b)           Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any

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other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)           Section 409A. The Option is not intended to be subject to Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement , if any provision of the plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 10(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Option or the Option Shares will not be subject to interest and penalties under Section 409A.

(d)           Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three (3) business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the Chief Financial Officer of the Company at the Company’s principal executive office.

(e)           Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(f)            No Rights to Employment or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(g)           Fractional Shares. In lieu of issuing a fraction of a share of Class A Common Stock resulting from any exercise of the Option or an adjustment of the Option pursuant to Section 12 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.

(h)           Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(i)            Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(j)            Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or

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waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 12 or 14 of the Plan.

(k)          Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)            Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the Option shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States Federal and state courts sitting in Wilmington, Delaware as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.

(ii)              Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(l)          Headings; Gender. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement. Masculine pronouns and other words of masculine gender shall refer to both men and women as appropriate.

(m)         Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(n)          Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three (3) business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(o)         Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to this award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate through an on-line or electronic system

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established and maintained by the Company or a third party designated by the Company to the extent so requested by the Company.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Participant as of the day first written above.

VTV THERAPEUTICS INC.

By:	/s/ Robin E. Abrams
Name: Robin E. Abrams
Title: Executive Chair

/s/ Deepa Prasad
DEEPA PRASAD

[Signature Page to Prasad Option Agreement]

EXHIBIT A

If during the Term (as defined in the Employment Agreement), the Company obtains a third party(ies) (non- affiliated) investment of $50 million or more in a Board approved transaction or series of integrated transactions, then one-third of the Option (less any amount previously vested) shall vest upon the consummation of such investment.

If during the Term, the Company obtains a third party(ies) (non- affiliated) investment of $100 million or more in a Board approved transaction or series of integrated transactions, then 50% of the Option (less any amount previously vested) shall vest upon the consummation of such investment.

If during the Term, the Company completes and announces successful pivotal Phase 3 trials for TTP399, then 75% of the Option (less any amount previously vested) shall vest upon such announcement.

If during the Term, the Company receives FDA approval of a New Drug Application for TTP399, then 100% of the Option (less any amount previously vested) shall vest upon such approval.

The Board shall determine in good faith whether the performance vesting has been achieved under this Exhibit A and, for the avoidance of doubt, the Board shall be permitted to make adjustments as set forth in section 12 of the Plan.

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